EXHIBIT 99.1

The CATO Corporation

                                              NEWS RELEASE

FOR IMMEDIATE RELEASE

                          CEO Approval ________

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS 3Q EPS UP 5%

Reconfirms 4Q and Updates Full Year Guidance

Charlotte, NC (November 21, 2013) – The Cato Corporation (NYSE: CATO) today reported net income of $4.9 million for the third quarter ended November 2, 2013, compared to net income of $4.7 million for the third quarter ended October 27, 2012, an increase of 5%.  Earnings per diluted share for the third quarter were $0.17, compared to $0.16 last year, an increase of 5%.  Sales for the third quarter ended November 2, 2013 were $198.8 million, a 1% increase over sales of $197.6 million for the third quarter ended October 27, 2012.  Same-store sales for the quarter decreased 1%.

For the nine months ended November 2, 2013, the Company earned net income of $50.5 million, compared to net income of $53.7 million for the nine months ended October 27, 2012, a decrease of 6%.  Earnings per diluted share were $1.73 compared to $1.84 last year, a decrease of 6%.  Sales for the nine months ended November 2, 2013 were $695.3 million, a decrease of 1% from sales of $701.8 million for the nine months ended October 27, 2012.  Year-to-date same-store sales decreased 3%.

For the quarter, the gross margin rate increased to 35.2% of sales from 34.0% last year, primarily due to higher merchandise margin.  The SG&A rate for the quarter increased to 30.7% from 29.5% last year due to store fixture write-offs and accrued incentive compensation offset by lower insurance expense.  The Company’s effective tax rate for the third quarter was 24.7% vs. 31.6% last year.  The tax rate for third quarter 2013 reflects the resolution of various audits during the quarter and the benefit of the Work Opportunity Tax Credit this year versus limited benefit in 2012 because the credit had not been renewed as of the end of the third quarter last year.

Year-to-date, the gross margin rate decreased to 38.1% of sales from 38.6% the prior year primarily due to lower merchandise margin and higher occupancy costs due to store development.  The year-to-date SG&A rate was 25.8% versus 25.5% last year primarily due to higher payroll costs offset by accrued incentive compensation.  The year-to-date effective tax rate decreased to 35.6% vs. 37.3% last year.  The year-to-date tax rate for 2013 reflects the resolution of various audits in the third quarter and the benefit of the Work Opportunity Tax Credit as noted above.

“Our third quarter results were above expectations and were primarily the result of a stronger than estimated October,” stated John Cato, Chairman, President, and Chief Executive Officer.  “We continue to expect that fourth quarter sales results will be in line with our year-to-date trend with same-store sales in the range of down 3% to flat.  Based on that range, we expect fourth quarter earnings per diluted share will be within our original guidance range of $0.17 to $0.23 versus $0.27 last year, a decrease of 37% to 15%.  For the year, earnings per diluted share are estimated to be in the range of $1.90 to $1.96 vs. $2.11 last year, a decrease of 10% to 7%.”

The Company’s fourth quarter includes 13 weeks compared to 14 weeks in 2012 and the fiscal year includes 52 weeks compared to 53 weeks in 2012.

Year-to-date, the Company has opened 16 new stores, relocated four stores, and closed eight stores.  The Company now expects to open 33 stores during 2013.  As of November 2, 2013, the Company operated 1,318 stores in 32 states, compared to 1,306 stores in 31 states as of October 27, 2012.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the fourth quarter and full year and expected store openings and any related assumptions are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED NOVEMBER 2, 2013 AND OCTOBER 27, 2012

(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended

	November 2,	%	October 27,	%	November 2,	%	October 27,	%
	2013	Sales	2012	Sales	2013	Sales	2012	Sales

REVENUES
Retail sales	$198,786	100.0%	$197,575	100.0%	$695,345	100.0%	$701,815	100.0%
Other income (principally finance,
late fees and layaway charges)	2,257	1.1%	2,430	1.2%	7,114	1.0%	7,597	1.1%

Total revenues	201,043	101.1%	200,005	101.2%	702,459	101.0%	709,412	101.1%

GROSS MARGIN (Memo)	69,999	35.2%	67,176	34.0%	264,707	38.1%	271,125	38.6%

COSTS AND EXPENSES, NET
Cost of goods sold	128,787	64.8%	130,399	66.0%	430,638	61.9%	430,690	61.4%
Selling, general and administrative	61,032	30.7%	58,252	29.5%	179,386	25.8%	178,828	25.5%
Depreciation	5,459	2.7%	5,346	2.7%	16,344	2.3%	16,859	2.4%
Interest and other income	(723)	-0.4%	(814)	-0.4%	(2,328)	-0.3%	(2,705)	-0.4%

Cost and expenses, net	194,555	97.8%	193,183	97.8%	624,040	89.7%	623,672	88.9%

Income Before Income Taxes	6,488	3.3%	6,822	3.4%	78,419	11.3%	85,740	12.2%

Income Tax Expense	1,603	0.8%	2,153	1.1%	27,920	4.0%	32,016	4.5%

Net Income	$4,885	2.5%	$4,669	2.3%	$50,499	7.3%	$53,724	7.7%

Basic Earnings Per Share	$0.17		$0.16		$1.73		$1.84

Diluted Earnings Per Share	$0.17		$0.16		$1.73		$1.84

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	November 2,	October 27,	February 2,
	2013	2012	2013
	(Unaudited)	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$74,055	$53,075	$31,069
Short-term investments	159,223	202,277	157,578
Restricted Cash	4,706	5,999	5,999
Accounts receivable - net	41,156	42,790	40,016
Merchandise inventories	131,016	130,826	140,738
Other current assets	11,042	7,213	14,814

Total Current Assets	421,198	442,180	390,214

Property and Equipment - net	142,991	130,635	134,227

Other Assets	7,938	7,380	8,205

TOTAL	$572,127	$580,195	$532,646

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$152,193	$145,885	$159,602

Noncurrent Liabilities	31,665	32,851	27,810

Stockholders' Equity	388,269	401,459	345,234

TOTAL	$572,127	$580,195	$532,646